Exhibit 23


INDEPENDENT AUDITORS' CONSENT




The Board of Directors and Shareholders
Bancorp Rhode Island, Inc.

We consent to incorporation by reference in the registration statement on Form S-8, File No. 333-46438, of Bancorp Rhode Island, Inc. of our report dated January 18, 2001, relating to the consolidated balance sheets of Bancorp Rhode Island, Inc and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the Annual Report on Form 10-K.


/s/ KPMG LLP


Boston, Massachusetts
March 27, 2001